SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   October 1, 2003

Advanstar Communications Inc.
(Exact name of registrant as specified in its charter)

New York	333-57201	59-2757389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

545 Boylston Street, Boston, Massachusetts		02116
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 267-6500

Item 2.  Acquisition or Disposition of Assets

On October 1, 2003, we completed the acquisition of a portfolio of healthcare industry-specific magazines and related custom project services from a subsidiary of The Thomson Corporation (“Thomson”).  The Thomson healthcare portfolio of publications and custom project services are targeted at primary and specialty healthcare segments as well as nursing, pharmacy, dental and veterinary professionals.  Specifically, the portfolio includes 15 publications, one veterinary tradeshow, and a significant special projects group, which includes custom projects, symposia, and continuing medical education programs, which are produced in multiple media formats (print, audio, CD, live events, and on the Internet).  Out of the 15 publications acquired, 9 are ranked either 1st or 2nd in their fields based on the number of advertising pages in the twelve months ended December 31, 2002.  Key publications include:

•                  Medical Economics, one of the flagship publications serving physicians in the United States since its launch in 1923, which informs physicians about the business side of medicine and all the non-clinical issues associated with running a private, office-based practice;

•                  Dental Products Report, a leading publication serving the information needs of dentists since 1967, which focuses on new products being introduced to the dental profession and features editorial content on techniques and product usage, trends in general and specialty dentistry, infection control and practice safety, new technologies, and cosmetic and restorative dentistry; and

•                  Veterinary Economics, which is a leading source of practice management and business information for veterinarians in all private practice types: companion animal, food animal, equine, exotic animal and mixed practice.  Veterinary Economics and Veterinary Medicine will join the Company’s DVM Newsmagazine to provide a comprehensive combination of news, practice management and clinical publications.

The aggregate purchase price for the transaction was $135 million in cash.  The sources of the funds used in this acquisition were our existing credit facility, a portion of the net proceeds (after deducting the initial purchaser’s fee and other fees and expenses) from our offering on September 25, 2003 of $70 million of 10.75% Second Priority Senior Secured Notes due 2010, and proceeds of $50 million of equity contributions from our parent company, Advanstar, Inc., on September 25, 2003 and an additional $10 million of equity contributions from Advanstar, Inc. on October 1, 2003, which together represent the proceeds from the sale by its parent company of equity to DLJ Merchant Banking Partners III, L.P. and its affiliates.  The purchase price and terms for the transaction were determined in arms-length negotiations based on the fair value of the acquired business as a whole.

Cautionary Statement on Forward-Looking Information

This current report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about plans and objectives of management, potential acquisitions and market growth and opportunity. These forward-looking statements are neither promises nor guarantees and involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. For example, statements about our expectations in connection with potential future acquisitions and possible financings are subject to a variety of uncertainties and are subject to change as a result of changes in circumstances that could make it difficult for us to consummate such acquisitions and financings on the terms described. You should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and we disavow and disclaim an obligation to do so. Important cautionary statements and risk factors that would affect actual results are discussed in our periodic reports and registration statements filed with the Securities and Exchange Commission, including those under the caption entitled “Certain Factors Which May Affect Future Results” in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(a) and (b)                       Financial statements and pro forma financial information pursuant to Item 7 are not required pursuant to Rule 3-05(b) and Article 11 of Regulation S-X.

(c)  Exhibits

99.1      Asset Purchase Agreement among Thomson Healthcare Inc., Global Information Licensing Corporation and Advanstar Communications Inc. dated as of August 22, 2003 (filed as an exhibit to Advanstar, Inc.'s current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein).

99.1.1.  Amendment No. 1 dated October 1, 2003 to the Asset Purchase Agreement dated as of August 22, 2003 among Thomson Healthcare Inc., Global Information Licensing Corporation and Adavanstar Communications Inc. (filed as an exhibit to Advanstar, Inc.'s current report on Form 8-K filed on October 16, 2003 and incorporated by reference herein).

The items listed on page iv of the Asset Purchase Agreement as well as Annex A and B to Amendment No. 1 have been omitted from this current report on Form 8-K.  Advanstar Communications Inc. hereby agrees to furnish these items supplementally upon request.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanstar COMMUNICATIONS Inc.

Date: October 16, 2003	By:	/s/ DAVID W. MONTGOMERY
		Name:	David W. Montgomery
		Title:	Vice President - Finance,
Chief Financial Officer and Secretary